UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 31, 2004

Advanced Medical Optics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31257	33-0986820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1700 E. St. Andrew Place, Santa Ana, California		92705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714 247 8200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On December 31, 2004, Advanced Medical Optics, Inc. (the "Company") adopted the Advanced Medical Optics, Inc. 2005 Executive Deferred Compensation Plan (the "EDCP"). The EDCP is a successor plan to the Advanced Medical Optics, Inc. Executive Deferred Compensation Plan (the "Predecessor Plan"), which the Company amended on November 18, 2004 to provide that no additional amounts of base salary or bonuses may be deferred thereunder by eligible employees after December 31, 2004. The EDCP was adopted in order to comply with Section 409A of the Internal Revenue Code (the "Code") as enacted pursuant to the American Jobs Creation Act of 2004. The provisions of the EDCP are to be construed in accordance with Section 409A of the Code and guidance issued thereunder.

The purpose of the EDCP is to provide deferred compensation benefits to management employees of the Company who meet certain eligibility requirements. The deferred compensation obligations so created are general unsecured and unfunded obligations of the Company to pay deferred compensation in the future in accordance with the terms of the EDCP. In order to be eligible an employee must be a local or expatriate employee based in the U.S. or Puerto Rico, and at or above a specified grade level or designated as an eligible employee by the Corporate Benefits Committee of AMO (the "Committee"). Independent contractors or leased employees are not eligible to participate in the plan.

To participate in the EDCP during a calendar year, a participant must defer a minimum of $5,000 (or other such minimum amount as may be designated by the Committee that administers the EDCP) from either base salary or bonuses or a combination of base salary and bonuses, and may elect to defer up to a maximum of 100% of such participant’s base salary and bonuses earned during the calendar year. Amounts deferred are credited to a "deferral account" maintained on behalf of the participant.

The participant’s deferral account is adjusted to reflect earnings (based on the performance of the mutual fund alternatives selected by the participant in accordance with and subject to the rules and procedures established from time to time by the Committee), and any profit sharing restoration credits, matching contribution restoration credits and discretionary credits (amounts determined in the discretion of the Committee, not to exceed $200,000 for any participant in any Plan Year). Profit sharing restoration credits equal the excess of the participant’s "Profit Sharing Contribution" (as defined in the Advanced Medical Optics, Inc. 401(k) Plan) for the plan year under the 401(k) Plan, had the participant’s "Compensation" (as defined in the 401(k) Plan) been calculated without deducting annual deferrals under the EDCP and had such profit sharing contribution been calculated without regard to Code limitations, over the participant’s actual profit sharing contribution for the plan year under the 401(k) Plan. Matching contribution restoration credits equal the excess of the participant’s "Matching Contributions" (as defined in the 401(k) Plan) for the plan year under the 401(k) Plan, determined based on the participant’s "Matched Deposits" (as defined in the 401(k) Plan) and had the participant’s Compensation been calculated without deducting annual deferrals under the EDCP and had such matching contributions been calculated without regard to Code limitations, over the participant’s actual matching contributions for the plan year under the 401(k) Plan. A matching contribution restoration credit will be credited to a participant’s deferral account only if he or she has contributed the maximum "Before Tax Deposits" (as defined in the 401(k) Plan) permitted under the terms of the 401(k) Plan for a plan year.

A participant may be eligible to choose the timing and/or method of payment for the distribution of his or her deferral account. The distribution choices provided to a participant may differ depending on the circumstances under which the participant terminates employment with the Company, for instance by retirement or death. The participant also may be eligible to receive distributions or make hardship withdrawals from his or her deferral account while still employed with the Company.

An irrevocable rabbi trust established contemporaneously with the establishment of the Predecessor Plan will continue to pay the obligations of the EDCP. All amounts of base salary or bonuses that are deferred under the EDCP shall be contributed to the trust. The EDCP is administered by the Corporate Benefits Committee of the Company, which has the power to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the EDCP, to construe and resolve all questions arising under the EDCP, and otherwise to carry out the terms of the EDCP. The Company, by action of the Board, may terminate the EDCP at any time and may amend the EDCP from time to time; provided, however, that no such amendment or termination shall be effective, without the participant’s consent, to the extent it reduces or eliminates (except to the extent that amounts are distributed under the EDCP) the value of a participant’s deferral account balance in existence as of such amendment or termination.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Medical Optics, Inc.

January 4, 2005	By:	Aimee S. Weisner

Name: Aimee S. Weisner
Title: Corporate Vice President, General Counsel and Secretary